Exhibit H
                                                           ---------


                  SECURITIES PURCHASE AGREEMENT DATED JULY 15, 1998
                  -------------------------------------------------

               This Agreement is made and entered into as of the 15th day of July, 1998, between L-R Global Partners, L.P. ("Buyer"), and Gilmore & Co., Inc. ("Seller").

                                 W I T N E S S E T H:
                                 -------------------

               WHEREAS, Seller is the owner of certain Common Shares Purchase Warrants currently representing the right to purchase in the aggregate 101,805 shares of Common shares, $0.01 par value per share, subject to adjustment as set forth therein (the "Warrants") of Greentree Software, Inc., a New York corporation ("Greentree");

               WHEREAS, Seller desires to sell the Warrants to Buyer and Buyer desires to purchase the Warrants from Seller upon the terms and conditions set forth in this Agreement.

               NOW, THEREFORE, in consideration of the mutual terms and conditions set forth herein, Seller and Buyer hereby agree as follows:

               1.   Purchase and Sale of the Warrants.  On the terms and
                    ----------------------------------
          subject to the conditions set forth in this Agreement, Seller hereby sells, transfers, assigns, conveys and delivers to Buyer, and Buyer hereby purchases, acquires and accepts from Seller, the Warrants. Seller will deliver all Warrants to Greentree Software, Inc. The aggregate purchase price for the Warrants shall be $100,000, as set forth below:

                                   Initial Number of   Initial
               Date of Warrant     Shares Covered      Exercise Price
               ---------------     ------------------  --------------

               May 15,1996             95,321               $0.43
               May 15, 1996            52,291               $0.84
               October 25, 1996       180,000               $0.30
               October 25, 1996        90,000               $0.48
               December 11, 1996        9,600               $0.30
               December 11, 1996        4,800               $0.48


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

                                   Number of Shares    New
               Date of Warrant     Presently Covered   Exercise Price (1)
               ---------------     -----------------   --------------

               May 15, 1996            30,533               $1.33
               May 15, 1996            23,872               $1.84
               October 25, 1996        30,000               $1.11
               October 25, 1996        15,000               $1.52
               December 11, 1996        1,600               $1.11
               December 11, 1996          800               $1.52


               2.   Closing.  The consummation of the purchase and sale of
                    --------
          the Warrants shall occur simultaneously with the execution and delivery by the parties of this Agreement. At such closing, Seller shall deliver to Greentree Software, Inc., the Warrants duly endorsed or accompanied by duly executed transfer powers assignment in favor of buyer. Upon receipt, Mr. Philip Wolf of Greentree Software, Inc. will notify Buyer via facsimile and simultaneously therewith, Buyer shall wire one hundred thousand dollars ($100,000.00) to the bank account of Seller in payment of the purchase price of the Warrants.

               3.   Representations and Warranties of Seller.  The Seller
                    ----------------------------------------
          represents and warrants to Buyer as follows:

               a. Seller is the lawful record and beneficial owner of the Warrants, and the sale of the Warrants to Buyer by such Seller pursuant hereto shall transfer to Buyer sole legal and valid record and beneficial ownership thereto, free and clear of all claims, liens, charges, restrictions and encumbrances of any kind, except for restrictions on transfer under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder. Seller acknowledges that the Greentree Registration Statement on Form S-3, filed with the Securities Exchange Commission on January 21, 1998, describes Seller as being beneficial owner of 56,366 shares of Greentree Common Stock. Seller represents and warrants that such information is erroneous and the Seller is in fact beneficial owner of all 101,805 shares of Greentree Common Stock issuable upon exercise of the Warrants being sold to Buyer hereunder.

               b. The execution and delivery of this Agreement and the sale of the Warrants to Buyer pursuant to the provisions hereof have been duly approved and authorized by all requisite director, shareholder and other corporate action on the part of Seller.

               c. Seller is not an affiliate of Greentree, as such term is defined in Rule 144 under the Securities Act.

               d. The execution and carrying out of this Agreement and compliance with the provisions hereof by Seller will not conflict with, result in any breach' of the terms or conditions of, constitute a default under, or result in a lien or encumbrance on any of the properties or assets of Seller pursuant to, its certificate of incorporation or by-laws or any indenture, mortgage, agreement or other instrument to which Seller is a party or by which it is bound.


          ---------------
               (1) After giving effect to the stock splits and anti-dilution adjustments effected after date of issuance, as provided by Greentree to Seller.


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

               4.   Survival of Representations and Warranties.  All
                    -------------------------------------------
          representations and warranties contained herein shall survive the execution and delivery hereof and the sale and delivery of the Warrants hereunder and the exercise of any of the Warrants.

               5.   Governing Law.  This Agreement shall be governed by and
                    --------------
          construed and interpreted in accordance with the law of the State of New York, without reference to the choice of law principles thereof.

               6.   Execution in Counterparts.  This Agreement may be
                    --------------------------
          executed in one or more counterparts, all of which shall bc considered one and the same agreement and shall become a binding agreement when one or more counterparts have been signed by party and delivered to the other party.


               IN WITNESS WHEREOF, the parties have executed, delivered and entered into this Agreement as of the day and year first above written.



                                        BUYER

                                        L-R Global Partners, L.P.

                                        By:  /s/ J. Murray Logan
                                            -----------------------
                                        J. Murray Logan
                                        Authorized Signatory


                                        SELLER

                                        Gilmore & Co., Inc.


                                        By:  /s/ Craig D. Gilmore
                                            ------------------------
                                        Craig D. Gilmore
                                        President




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